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                                                                Exhibit 99.2(a)

                        VIRTUAL TECHNOLOGY CORPORATION
                      RESTATED ARTICLES OF INCORPORATION


Virtual Technology Corporation desires that following Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto, as follows:

                                    ARTICLE I

         The name of the corporation shall be Virtual Technology Corporation.

                                   ARTICLE II

         The address of this corporation shall be 3100 W. Lake Street, Suite 400, Minneapolis, MN 55416.
                                   ARTICLE III

         The authorized capital stock of this corporation shall be Fifty Million (50,000,000) shares of common stock, no par value, and Five Million (5,000,000) shares of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the statutes of Minnesota. No shareholder of the Corporation shall have any preemptive rights or other preferential rights to subscribe for any or to purchase any shares of any series or any other securities or obligations of the Corporation, whether here or hereafter authorized. No shareholder shall be entitled to any cumulative voting.

                                   ARTICLE IV
                                     Powers

         The Corporation shall have all powers provided or not prohibited by law under the Statutes of the State of Minnesota, and shall, in addition and without limitation to all other power, have the power to acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities and other evidences of indebtedness of any domestic or foreign corporation.

                                    ARTICLE V
                                    Duration

         The duration of this Corporation shall be perpetual.

                                   ARTICLE VI

         Each holder of common stock issued shall be entitled to cast one vote for each share of record. The shareholders of this corporation shall not have the preemptive right to subscribe for or to purchase any of the shares of the corporation now or hereafter authorized. The shareholders of this corporation are hereby denied the right of cumulative voting.


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                                   ARTICLE VII
                                     By-Laws

         The Board of Directors of this Corporation shall adopt such By-Laws as are suitable for the proper regulation of the Corporation's affairs, and such By-Laws shall be of full force and effect unless and until changed or repealed by a majority vote of the shareholders present and represented at any Annual Meeting or any Special Meeting called for such purpose, or unless and until amended by the Board of Directors of the Corporation by such procedure as they may prescribe in the By-Laws of the Corporation.

                                  ARTICLE VIII
                               Powers of Majority

         In addition to the other powers of the majority of the shareholders, the affirmative vote of the holders of a majority of the voting power of all shareholders entitled to vote on the issues shall be sufficient to authorize:
(1) an amendment to or the restating of the Articles of Incorporation of the Corporation; or (2) the sale, lease, exchange or other disposition of all, or substantially all of the property and assets of the Corporation, including its good will; or (3) the adoption of an agreement of consolidation or merger.

                                   ARTICLE IX

         No director shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in these Articles shall eliminate or limit the liability of a director:

         (a) for any breach of the director's duty of loyalty to the corporation or its shareholders;

         (b) for acts or omissions not in good faith or that involves intentional misconduct or a knowing violation of law;

         (c)  under Section 302A.559 or 80A.23;

         (d) for any transaction from which the director derived an improper personal benefit; or

         (e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.

                                    ARTICLE X

         The corporation shall have power to issue, in any manner now or hereafter permitted by law, bonds, debentures and other evidences of indebtedness convertible into stock of the corporation, and warrants to purchase stock of the corporation, upon the terms, in the manner, and under the conditions, if any, fixed or authorized by the Board of Directors.


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                                   ARTICLE XI

         One third (1/3) of the total outstanding shares represented in person or by proxy entitled to vote shall constitute a quorum to conduct business at any annual or special meeting of shareholders.

IN WITNESS WHEREOF, I have subscribed my name to these Restated Articles of Incorporation effective the 18th day of January, 1999.


                                          /s/ Jeffrey Robbins
                                          --------------------------------------
                                          By: Jeffrey Robbins
                                          Its:  Secretary